CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 29, 2016, relating to the financial statements and financial highlights which appear in the February 29, 2016 annual reports to shareholders of Invesco Limited Term Municipal Income Fund, Invesco High Yield Municipal Fund, Invesco Intermediate Term Municipal Income Fund, Invesco Municipal Income Fund, Invesco New York Tax Free Income Fund and Invesco Tax-Exempt Cash Fund (the portfolios constituting AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 24, 2016